Exhibit 10.1
FIRST AMENDMENT TO
RETENTION AGREEMENT
          First Amendment, dated as of January 31, 2006 (the “Amendment”), to the Retention Agreement, dated as of August 25, 2004 (as amended, the “Retention Agreement”), between TD Banknorth Inc., as successor to Banknorth Group, Inc. (the “Company”), and Andrew W. Greene (the “Executive”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Retention Agreement.
W I T N E S S E T H:
          WHEREAS, pursuant to Section 16 of the Retention Agreement, the parties to the Retention Agreement desire to amend the Retention Agreement.
          NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:
          Section 1. Employment. Effective January 31, 2006 (the “Amendment Effective Date”), the Executive shall report to the Chief Operating Officer of the Company. The Company and the Executive further agree that the Executive’s employment by the Company shall end upon the Executive’s retirement as an employee of the Company on December 31, 2006 or sooner termination as a result of death, Disability or Cause, and that the terms of his employment prior to such time shall be in accordance with the following provisions.
     A. From and after the date hereof until the termination of the Executive’s employment by the Company (the “Employment Period”), the Executive will be employed by the Company on an at-will basis.
     B. During the Employment Period, the Executive shall serve the Company in such capacities and positions as may be assigned by the Company consistent with the Executive’s capacities and positions as of February 1, 2006 and shall devote the Executive’s best efforts and all of the Executive’s business time, attention and skill to the business and affairs of the Company, as such business and affairs now exist and as they may hereafter be conducted.
     C. During the Employment Period, the Executive shall be compensated by the Company as follows:
     (a) the Executive shall receive, at such intervals and in accordance with such standard policies of the Company as may be in effect from time to time, an annual base salary equal to his current base salary, subject to such adjustments as may be determined from time to time in the sole discretion of the Board or its authorized delegate;

     (b) the Executive shall be included in all plans providing incentive compensation to other employees of comparable status and position, including but not limited to bonus, deferred compensation, annual or other incentive compensation, supplemental pension, stock ownership, stock option, stock appreciation, stock bonus and similar or comparable plans as any such plans are extended by the Company from time to time to other employees of comparable status and position;
     (c) the Executive shall be reimbursed, at such intervals and in accordance with such standard policies of the Company as may be in effect from time to time, for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company, including travel expenses;
     (d) the Executive shall enjoy the fringe benefits normally afforded to other employees of comparable status and position;
     (e) the Executive shall be allowed to participate, on the same basis as applicable to other employees of comparable status and position, in any and all plans, programs or arrangements covering employee benefits or fringe benefits, including but not limited to the following: group medical insurance, hospitalization benefits, disability benefits, medical benefits, dental benefits, pension benefits, profit sharing and stock bonus plans, but excluding severance and any similar plans, programs or arrangements; and
     (f) the Executive shall receive annually not less than the amount of paid vacation and not fewer than the number of paid holidays received annually immediately prior to the Amendment Effective Date.
          Section 2. Severance Benefits.
     A. The change in reporting of the Executive referred to in Section 1 constitutes “Good Reason” within the meaning of Section 1(o) of the Retention Agreement entitling the Executive to the benefits set forth below. The Company and the Executive agree that this Amendment constitutes an adequate Notice of Termination for purposes of the Retention Agreement.
     B. Payments to be made under Section 2C below shall be contingent on the Executive’s prior execution and non-revocation of a mutual release substantially in the form attached hereto as Annex A, and any payments or benefits to be made under Sections 2D-G below shall be conditioned on the Executive’s prior execution and non-revocation of a mutual release substantially in the form attached hereto as Annex A (excluding clause (F) of Section 1(a) thereof and clause (C) of Section 3(a) thereof), provided, however, that if the Company refuses to execute any such mutual release, the Executive’s obligation to execute and not revoke the release as a precondition to receiving severance benefits shall terminate.
     C. The Executive shall receive from the Company the Accrued Benefits, the Prorated Bonus and the Non-Competition and Retention Amount including a lump sum cash payment for the additional SERP benefits described in Section 1(s)(ii) of the Retention Agreement, each determined as of the Amendment Effective Date, which shall be paid within ten days after the Amendment Effective Date, subject to compliance with the terms of Section 2B above.
     D. Notwithstanding the terms of Section 7(d)(ii) of the Retention Agreement, the pre-Merger Options shall continue to vest in accordance with their terms on and following the Amendment Effective Date, provided that all such awards shall become immediately vested and exercisable (to the extent not previously vested and exercisable) upon the termination of the Executive’s employment by the Company, whether by the Company or the Executive, for any reason following the Amendment Effective Date, other than a termination of such employment by the Company for Cause, and shall remain exercisable for the period provided in the applicable award agreement.
     E. If the Executive’s employment by the Company is terminated following a Change in Control that occurs after the Amendment Effective Date, any other grants of equity-based compensation awards to the Executive from the Company or The Toronto-Dominion Bank shall become immediately vested and exercisable (to the extent not previously vested and exercisable) and, if applicable, shall remain exercisable for the period provided in the applicable award agreement.
     F. The RSUs shall vest on the Amendment Effective Date and the redemption value thereof shall be paid out, subject to the Executive’s continued compliance with Sections 9(a), 9(b) and 10 of the Retention Agreement, as amended by this Amendment, on the third anniversary of the Effective Date. Notwithstanding the terms of Section 7(d)(iv) of the Retention Agreement, the Company’s 2005 Performance Based Restricted Share Unit Plan (the “RSU Plan”) or the Amended and Restated Participation Agreement under the RSU Plan between the Company and the Executive, the parties agree that the Redemption Value of the RSUs for purposes of the RSU Plan shall be $2,100,000.
     G. Notwithstanding the terms of Section 7(d)(v) of the Retention Agreement, following a termination of the Executive’s employment by the Company, whether by the Company or the Executive, for any reason following the Amendment Effective Date, other than a termination of such employment by the Company for Cause, the Executive shall, if applicable, be entitled to be covered at the expense of the Company by the same or equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect for the Executive immediately prior to termination of the Executive’s employment, until the earlier of (I) 36 months following termination of employment or (II) the date the Executive has commenced new employment and has thereby become eligible for comparable benefits, provided that, with respect to any of the coverages described above, if such coverage is provided through an insurance policy with an insurance company unaffiliated with the Company and if under the terms of the applicable policy, it is not possible to provide continued coverage (or if continued coverage under such policy would increase the Company’s cost allocable to the Executive by more than 100%), then the Company shall pay the Executive, no later than 30 days following termination of employment, a lump sum cash amount equal to twice the aggregate allocable cost of such coverage as applicable immediately prior to termination of employment, such payment to be made without any discount for present value, and provided further that if the provision of any of the benefits covered by this Section 2G would trigger the 20% tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (the “Excluded Benefits”), and in lieu of the Excluded Benefits the Company shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Company of providing the Excluded Benefits.
     H. Within 10 days after the Amendment Effective Date, the Company shall pay to the Executive the Gross-Up Amount pursuant to Section 8(a) of the Retention Agreement, including a prepayment of the Gross-Up Amount that would otherwise be payable in 2008. The prepayment shall be discounted to present value in accordance with Section 280G of the Code, and the Executive agrees to prepay in 2006 the excise tax that would otherwise be payable in 2008.
          Section 3. Amendment to Section 11 of the Retention Agreement. Section 11 of the Retention Agreement is hereby amended to add the following language at the end of such section:
“In addition, in the event of a breach by the Executive of any of the provisions of Sections 9(a), 9(b) and 10 hereof, the Executive acknowledges that in addition to or in lieu of the Company seeking injunctive relief, the Company also may seek to recoup any or all of the Non-Competition and Retention Amount paid to the Executive, including the lump sum cash payment for the additional SERP benefits described in Section 1(s)(ii) of the Retention Agreement, up to the full value assigned to the non-competition, non-solicitation and confidentiality provisions of the Retention Agreement. Each of the remedies available to the Company in the event of a breach by the Executive shall be cumulative and not mutually exclusive.”
          Section 4. Amendments to Section 13 of the Retention Agreement. The reference to “Retention Period” in the first sentence of Section 13 of the Retention Agreement shall be replaced by “Employment Period.” In addition, the next to last sentence of Section 13 of the Retention Agreement is hereby amended to read in its entirety as follows:
“Each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatsoever except as provided in Sections 8(d) and 11 above.”
          Section 5. Other Amendments to the Retention Agreement. Sections 2, 3, 4, 6(b) and 7 of the Retention Agreement are hereby deleted in their entirety and replaced by the words “Intentionally Omitted.” Sections 9, 10 and 12 of the Retention Agreement shall continue in full force and effect, except that each reference therein to “Retention Period” shall be replaced by “Employment Period.”
          Section 6. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Retention Agreement (including without limitation Section 11, as amended above), all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.
          Section 7. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Maine.
          Section 8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.
          IN WITNESS WHEREOF, the Company and the Executive have duly executed this Amendment as of the day and year first above written.

TD BANKNORTH INC.

Attest:

/s/ Carol L. Mitchell	By:	/s/ William J. Ryan

Name: Carol L. Mitchell		Name: William J. Ryan
Title: Senior Executive Vice President,		Title: Chairman, President
General Counsel and Secretary		and Chief Executive Officer

Attest:

/s/ Carol L. Mitchell		/s/ Andrew W. Greene

Name: Carol L. Mitchell		Andrew W. Greene

ANNEX A
GENERAL RELEASE
                  1. Release of Claims by Executive.
                  (a) In consideration of the payments and benefits to be provided to Andrew W. Greene (“Executive”) pursuant to the retention agreement, dated as of August 25, 2004, as amended by the First Amendment thereto, dated as of January 31, 2006, to which Executive and TD Banknorth Inc., a Delaware corporation and successor to Banknorth Group, Inc., a Maine corporation (the “Company”), are parties (as amended, the “Retention Agreement”), the sufficiency of which is acknowledged hereby, Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, Toronto-Dominion Bank (“TD”) and each of their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys and employees, and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only:
                         (A) the rights of Executive under the Retention Agreement;
                         (B) the rights of Executive (i) relating to any stock options and other equity-based awards held by Executive as of the date hereof (collectively, the “Equity Arrangements”) and (ii) as a stockholder of the Company or its affiliates;
                         (C) the right of Executive to receive COBRA continuation coverage in accordance with applicable law;

                         (D) rights to indemnification Executive may have under (i) applicable corporate law, (ii) the by-laws or certificate of incorporation of any Company Released Party, (iii) any other agreement between Executive and a Company Released Party, (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force or (v) Section 6.7 of the Agreement and Plan of Merger, dated as of August 25, 2004, among the Company, Berlin Delaware, Inc., TD and Berlin Merger Co.;
                         (E) claims for benefits under any health, disability, retirement, life insurance or other, similar “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group (the “Company Benefit Plans”); and
                         (F) any claims arising out of the Executive’s employment by the Company following January 31, 2006.
     (b) Executive acknowledges and agrees that the release of claims set forth in this Section 1 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, with any such liability being expressly denied.
                  (c) The release of claims set forth in this Section 1 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.
                  (d) Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 1 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind.
                  (e) Executive shall have a period of 21 days to consider whether to execute this General Release. To the extent Executive has executed this General Release within less than twenty-one (21) days after its delivery to him, the Executive hereby acknowledges that his decision to execute this General Release prior to the expiration of such 21 day period was entirely voluntary. If Executive accepts the terms hereof and executes this General Release, he may thereafter, for a period of 7 days following (and not including) the date of execution, revoke this General Release. If no such revocation occurs, this General Release shall become irrevocable in its entirety, and binding and enforceable against Executive, on the day next following the day on which the foregoing seven-day period has elapsed. Any revocation of this General Release shall be deemed for all purposes a revocation of this General Release in its entirety.
                  (f) Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
                  (g) Executive acknowledges that (i) he is executing this General Release voluntarily and without any duress or undue influence by any of the parties hereto, (ii) he has been advised to consult with an attorney of his choice and has been given an opportunity to do

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so, and (iii) he has carefully read this General Release and understands its contents and consequences.
                  2. Effect of Unenforceability of Release. In addition to any other remedy available to the Company hereunder, in the event that, as a result of a challenge brought by an Employee Released Party (as defined below), the release of claims set forth in Section 1 becomes null and void or is otherwise determined not to be enforceable, then the Company’s obligation to make any additional payments or to provide any additional benefits under the Retention Agreement shall immediately cease to be of any force and effect, and Executive shall promptly return to the Company any payments or benefits the provision of which by the Company was conditioned on the enforceability of this General Release.
                  3. Release of Claims by the Company and TD.
                  (a) The Company and TD, with the intention of binding themselves and their subsidiaries, affiliates, predecessors and successors and their directors and officers (collectively, the “Releasing Entities”), do hereby release, remise, acquit and forever discharge Executive and his heirs, estate, executors, administrators and assigns (collectively, the “Employee Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Company, TD and their subsidiaries, affiliates, predecessors and successors, individually or as a member of a class, now have, own or hold, or have at any time heretofore had, owned or held, against any Employee Released Party, excepting only:
                         (A) rights of the Releasing Entities under this General Release, the Retention Agreement, the Equity Arrangements and the Company Benefit Plans;
                         (B) rights of the Releasing Entities arising by reason of Executive having committed a crime or an act or omission to act which constitutes fraud, willful misconduct or gross negligence; and
                         (C) any claims arising out of the Executive’s employment by the Company following January 31, 2006.
                  (b) The Releasing Entities acknowledge and agree that the release of claims set forth in this Section 3 is not to be construed in any way as an admission of any liability whatsoever by any Employee Released Party, with any such liability being expressly denied.
                  (c) The release of claims set forth in this Section 3 applies to any relief no matter how called, including, without limitation, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.
                  (d) Nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Company is not permitted to waive.

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                  (e) The Company acknowledges and agrees that it has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Employee Released Party with any governmental agency, court or tribunal.
                  4. Nondisparagement. Executive agrees not to make any disparaging statements about the Company Released Parties or the Company Affiliated Group’s business practices, operations or personnel policies and practices to any of the Company Affiliated Group’s customers, clients, competitors, suppliers, directors, consultants, employees, former employees, or the press or other media in any country. Similarly, the Company agrees to instruct its executive officers and directors not to make any disparaging statement about the Executive or Executive’s performance of his duties and responsibilities while employed with the Company Affiliated Group to any of the Company Affiliated Group’s customers, client’s, competitors, suppliers, directors, consultants, employees, former employees or the press or other media in any country.
                  5. Counterparts. This General Release may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
                  6. Successors. This General Release shall be binding upon any and all successors and assigns of Executive and the Company.
                  7. Governing Law. Except for issues or matters as to which federal law is applicable, this General Release shall be construed in accordance with and governed by the laws of the State of Maine.
          IN WITNESS WHEREOF, this General Release has been signed by or on behalf of each of the Company and the Executive, as of the date set forth below.

TD BANKNORTH INC.

/s/ Andrew W. Greene	/s/ Carol L. Mitchell

Andrew W. Greene	By: Carol L. Mitchell
Its: Senior Executive Vice President, General Counsel and Secretary

Dated: January 31, 2006	Dated: January 31, 2006

THE TORONTO-DOMINION BANK

/s/ William J. Ryan

By: William J. Ryan
Its: Vice Chairman

Dated: January 31, 2006

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